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                                                                     EXHIBIT 8.1


             [LETTERHEAD OF DELOITTE & TOUCHE LLP APPEARS HERE]

March 19, 1997

Board of Directors
Life Savings Bank, Federal Savings Bank
1598 East Highland Avenue
San Bernardino, California 92404

Board of Directors
Life Financial Corp.
4110 Tigris Way
Riverside, California 92503

Re: California Franchise Tax Consequences of Reorganization of Life Savings Bank, Federal Savings Bank into a Holding Company Form of Ownership

Dear Members of The Board of Directors:

   You have requested our opinion regarding certain California Franchise Tax consequences of a proposed transaction involving the reorganization of Life Savings Bank ("Life Savings" or the "Bank") into a holding company form of ownership. This transaction will be completed pursuant to the Amended Agreement and Plan of Reorganization dated as of December 12, 1996, and amended on January 16, 1997, (the "Plan") between Life Savings, a federal stock savings bank, Life Financial Corp., a Delaware corporation ("Life Financial Corp." or "Holding Company"), and Life Interim Federal Savings Bank, an interim federal stock savings bank ("Interim").

   Under the terms of the Plan, the Bank has caused Life Financial Corp. to be organized under Delaware law as a wholly-owned subsidiary for the purpose of becoming the holding company of the Bank. The Reorganization will be accomplished by causing Life Financial Corp. to become the sole stockholder of the newly formed Interim, and then merging Interim into the Bank, so that as part of the merger each of the outstanding shares of common stock of the Bank will automatically be converted into three shares of common stock of Life Financial Corp., which would then become the sole stockholder of the Bank ("Reorganization").
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March 19, 1997
Board of Directors
Page 2

                              STATEMENT OF FACTS

   The statement of facts and the representations set forth in the opinion rendered by the law firm of Muldoon, Murphy & Faucette, dated March 18,1997, addressing the federal tax consequences of this transaction, are fully incorporated by reference into our opinion.


            PROVISIONS OF CALIFORNIA INCOME TAX LAW INCORPORATING
                 RELEVANT PROVISIONS OF FEDERAL INCOME TAX LAW

   1. The California Bank and Corporation Tax Law ("BCTL") incorporates the reorganization provisions of the Internal Revenue Code as enacted on January 1, 1993. BCTL Sections 24451 and 23051.5(a). The California Personal Income Tax Law ("PITL") Sections 17321 and 17024.5(a) also incorporates such reorganization provisions as of January 1, 1993. This includes Internal Revenue Code ("IRC") Sections 354, 358, 361 and 368. BCTL Section 24990 incorporates Subchapter P of the IRC, which includes IRC Section 1223. PITL Section 18151 also incorporates Subchapter P. BCTL Section 24942 incorporates IRC Section 1032.

   2. The California Supreme court has held that, where state legislation is patterned after federal legislation which has been judicially construed by federal courts, there is a very strong presumption of intent to adopt the federal construction. This principle has been applied to the BCTL and PITL. Union Oil Associates v. Johnson, 2 Cal. 2d 727 (1935); Fullerton Oil Co. v.
-------------------------------                        --------------------
Johnson, 2 Cal. 2d 162 (1935); and Holmes v. McColgan, 17 Cal. 2d 426 (1941).
-------                            ------------------
Furthermore, it has been held that federal cases decided after California's adoption of the federal provision are accorded great weight in interpreting similar California statutes. Meanley v. McColgan, 49 Cal. App. 2d 203 (1942).
                              -------------------

   3. BCTL Section 23051.5(d) and PITL Section 17024.5(d) provide for California conformity to Treasury regulations that reflect underlying IRC provisions as enacted on January 1, 1993.

   4. The California Franchise Tax Board, in FTB Notice 89-277, Paragraph H, May 10, 1989, has stated that where the provisions of the BCTL and the PITL are in substantial conformity with the Internal Revenue Code, it will follow IRS rulings and procedures.
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March 19, 1997
Board of Directors
Page 3

                            LIMITATIONS ON OPINION

   Our opinion is based solely upon the current provisions of the California Bank and Corporation Tax Law ("BCTL"), the California Personal Income Tax Law ("PITL"), and those portions of the federal tax law (Internal Revenue Code, federal judicial precedent, Treasury regulations and Internal Revenue Service administrative positions) that are currently incorporated into the BCTL and PITL. Future amendments to the California law, the federal law, or the rules governing the incorporation of the latter into the BCTL or PITL, could have retroactive effect and cause us to modify our opinion. This opinion is based upon the facts and representations as incorporated above, and the assumption that the transaction will be consummated in accordance with the Plan of Reorganization. No opinion is expressed herein with regard to tax consequences under the BCTL and PITL except as and to the extent specifically addressed. No opinion is expressed with respect to any local taxes or other state taxes outside of the BCTL and PITL.


                                    OPINION

   Based solely upon the incorporated statement of facts and representations and assuming the transaction occurs in accordance with the Plan of Reorganization, and taking into consideration any limitations set forth in this opinion, it is our opinion that under current BCTL and PITL (Where appropriate and necessary where federal provisions are incorporated into the BCTL and/or the PITL ("as incorporated"), it is so noted parenthetically):

   1. Provided that the proposed merger of Interim into the Bank qualifies as a statutory merger under applicable law, and provided that the Bank will hold substantially all of its assets and substantially all of the assets of Interim, and in the transaction the shareholders of the Bank will exchange an amount of stock constituting control of the Bank (within the meaning of Section 368(c) of the IRC, as incorporated) solely for Holding Company Common stock, the proposed merger will constitute a reorganization (within the meaning of Section 368(a)(1)(A) of the IRC, as incorporated). The reorganization will not be disqualified by reason of the fact that the voting stock of the Holding Company is used in the merger (IRC Section 368(a)(2)(E), as incorporated). The Bank, Holding Company and Interim will each be a "party to a reorganization" (within the meaning of IRC Section 368(b), as incorporated).

   2. No gain or loss will be recognized by the stockholders of the Bank upon the transfer of their Common Stock in the Bank to the Bank solely in exchange for the Holding Company's Common Stock (IRC Section 354(a)(1), as incorporated).
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March 19, 1997
Board of Directors
Page 4

   3. The basis of Life Financial Corp.'s Common Stock to be received by the stockholders of the Bank in the transaction will, in each instance, be the same as the basis of such Common Stock of the Bank exchanged therefore (IRC section 358(a)(1), as incorporated).

   4. The holding period of Life Financial Corp. Common Stock received by the stockholders of the Bank in the transaction will, in each instance, include the period during which the stockholders held the Bank Common Stock exchanged therefor, provided that the Bank's Common Stock is held as a capital asset on the date of the transaction (IRC Section 1223(1), as incorporated).

   5. No gain or loss will be recognized by Interim as a result of the reorganization (IRC Section 361, as incorporated).

   6. No gain or loss will be recognized by Bank upon the receipt of the assets of Interim in exchange for Bank Common Stock (IRC Section 1032, as incorporated).

   7. No gain or loss will be recognized by the Holding Company upon its receipt of the Bank's common stock in exchange for its surrender of its Interim Stock solely for Bank Common Stock (IRC Section 354(a)(1), as incorporated).

   The foregoing opinions are based upon federal statutory, judicial and administrative rules that are all incorporated into the BCTL and PITL in accordance with the authorities referenced in the section entitled "Provisions Of California Income Tax Law Incorporating Relevant Provisions Of Federal Income Tax Law."

   Accordingly, the transaction will have no adverse California income tax effects on Life Financial Corp., the Bank, or the stockholders of the Bank. However, it is imperative that each Bank stockholder should consult his or her tax counsel as to the specific federal, state and local tax consequences of the transaction, if any, applicable to such stockholder.

Sincerely,

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP